Exhibit 99.1

[CIT Logo]

      Company Contact:  Yvette Rudich
                        Director of Corporate Communications
                        CIT Group Inc.
                        (973) 597-2095

      Investor Contact: Valerie L. Gerard
                        Vice President, Investor Relations
                        CIT Group Inc.
                        (973) 422-3284

                    CIT REFINANCES $3.7 BILLION BANK FACILITY

       Strong Demand from Syndicate Pushes New Facility Above $2.0B Target

Livingston, NJ, October 17, 2002 - CIT Group Inc. (NYSE: CIT) today announced it has paid off the fully drawn $3.7 billion bank facility due in March 2003 and has negotiated a new $2.3 billion, committed bank facility maturing in October 2003.

      CIT utilized the new $2.3 billion facility along with other liquidity sources, including cash on hand, to fully repay the $3.7 billion facility.

      "This refinancing is another step forward in our commitment to return to a normalized funding program, " said CIT Chief Financial Officer Joe Leone. "We are very pleased with the continued support the company has received from our relationship banks."

      The new bank facility was significantly oversubscribed, allowing the company to increase the facility size from its original $2.0 billion target. All material terms, conditions and covenants remain substantially the same. The new bank facility

                                    - more -
supplements existing committed, fully available bank facilities of $4.7 billion. These facilities have been reduced to reflect the company's downsized commercial paper program.

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across 30 industries. CIT holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT, with its principal offices in New York City and Livingston, New Jersey has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

                                       ###